Exhibit 99

Marine Products Corporation Reports First Quarter 2010 Financial Results

ATLANTA, April 28, 2010 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2010.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including Premiere Sport Yachts, SSi Wide Techs, SSX Bowriders, Sunesta Wide Techs and Xtremes, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended March 31, 2010, Marine Products generated net sales of $24,493,000, an 84.9 percent increase compared to $13,250,000 last year.  The increase in net sales was due primarily to a 73.9 percent increase in the number of boats sold partially offset by a 2.9 percent decrease in the average selling price per boat.  The Company’s net sales also increased compared to the prior year due to lower retail incentives recognized in 2010 compared to 2009.  The decrease in average selling price per boat was due to the sale of a higher percentage of smaller boats in our Sunesta and Signature Cruiser lines, in response to dealer demand for these products, as compared to the prior year.

Gross profit for the quarter was $3,445,000, or 14.1 percent of net sales, compared to a gross loss of $614,000 in the prior year.   The increase in gross profit in the first quarter of 2010 compared to a loss in the prior year was the result of higher sales, lower retail incentive costs, and increased efficiencies due to higher production levels.  We operated at significantly higher production levels compared to the prior year in response to increased dealer demand for units in all of our product lines.

Operating loss for the quarter was $403,000 compared to an operating loss of $4,757,000 in the first quarter of last year.  The Company’s operating loss narrowed compared to the prior year due to higher net sales and gross profit, as well as lower selling, general and administrative expenses in the first quarter of 2010 compared to the prior year.  Selling, general and administrative expenses decreased by 7.1 percent compared to the prior year due to the positive impact of cost reduction measures.

Net loss for the quarter ended March 31, 2010 was $80,000 compared to a net loss of $2,486,000 in the prior year.  Loss per share for the quarter was $0.00 compared to $0.07 loss per share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “During the first quarter Marine Products Corporation benefited from lean dealer inventories, a relatively strong winter boat show and retail selling season, and our industry position as a quality and innovation leader.  As the selling environment for our products improved, and a healthier dealer network was prepared to sell updated products, our unit sales increased by almost 74 percent compared to the first quarter of last year and by more than 88 percent compared to the fourth quarter of 2009.  Sales of all of our models increased in the first quarter of 2010 compared to both the first and fourth quarters of last year.  In order to meet our higher production schedules, we increased our production workforce by more than 30 percent during the quarter.  Our higher level of production not only assisted us in meeting increased demand, but also created production efficiencies and cost leverage that benefited the current quarter.  We were able to realize a gross profit in the first quarter and significantly reduce the operating losses that we have reported during the previous five quarters.

1st Quarter 2010 Press Release

“Our field inventories were approximately 45 percent lower than at this time in 2009, in spite of our increased production.  This indicator gives us confidence in the strength and positioning of our dealer network.  We are beginning to see a favorable impact from new dealers who have joined us within the past year, and the market continues to receive our new models favorably,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, April 28, 2010 at 8:00 a.m. Eastern Time to discuss the results of the first quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ Web site at www.marineproductscorp.com.  The live conference call can also be accessed by calling (888) 378-4353 or (719) 457-2707 and using the access code #9154524.

A replay of the conference call will be available in the investor relations section of Marine Products’ Web site beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

1st Quarter 2010 Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our conclusions that our dealer network is healthier than last year; our confidence in the strength and positioning of our dealer network; our belief that the dealers who have joined us within the past year are beginning to have a positive impact on our financial results; our belief that the market continues to receive our new models favorably; and our belief that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2009.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

1st Quarter 2010 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2010	2009	% BETTER (WORSE)
Net Sales	$24,493	$13,250	84.9%
Cost of Goods Sold	21,048	13,864	(51.8)
Gross Profit (Loss)	3,445	(614)	N/M
Selling, General and Administrative Expenses	3,848	4,143	7.1
Operating Loss	(403)	(4,757)	91.5
Interest Income	308	455	(32.3)
Loss Before Income Taxes	(95)	(4,302)	97.8
Income Tax Benefit	(15)	(1,816)	(99.2)
Net Loss	$(80)	$(2,486)	96.8%

(LOSS) EARNINGS PER SHARE
Basic	$0.00	$(0.07)	N/M %
Diluted	$0.00	$(0.07)	N/M %

AVERAGE SHARES OUTSTANDING
Basic	36,147	35,981
Diluted	36,147	35,981

1st Quarter 2010 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(in thousands)
	2010	2009
ASSETS
Cash and cash equivalents	$6,351	$9,427
Marketable securities	19,306	19,057
Accounts receivable, net	2,048	1,213
Inventories	23,412	19,408
Income taxes receivable	6,055	4,769
Deferred income taxes	1,136	913
Prepaid expenses and other current assets	1,145	1,218
Total current assets	59,453	56,005
Property, plant and equipment, net	13,029	14,192
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	18,281	27,034
Deferred income taxes	3,098	2,479
Other assets	5,081	4,324
Total assets	$102,715	$107,807

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$4,776	$1,733
Accrued expenses and other liabilities	10,746	12,508
Total current liabilities	15,522	14,241
Pension liabilities	5,227	4,984
Other long-term liabilities	392	444
Total liabilities	21,141	19,669
Common stock	3,709	3,690
Capital in excess of par value	-	-
Retained earnings	78,612	85,564
Accumulated other comprehensive loss	(747)	(1,116)
Total stockholders' equity	81,574	88,138
Total liabilities and stockholders' equity	$102,715	$107,807